NORTHEAST BANCORP
Exhibit 11. Statement Regarding Computation of Per Share Earnings

	Three Months Ended	Three Months Ended
	December 31, 2008	December 31, 2007
EQUIVALENT SHARES:

Weighted Average Shares Outstanding	2,321,264	2,357,104

Total Diluted Shares	2,321,480	2,370,853

Net Income	$293,575	$402,428
Less:
Preferred Stock Dividend	11,363	-
Accretion of Preferred Stock	1,439	-
Amortization of issuance costs	136	-

Net income available to common stockholders	$280,637	$402,428

Basic Earnings Per Share	$0.12	$0.17

Diluted Earnings Per Share	$0.12	$0.17

	Six Months Ended	Six Months Ended
	December 31, 2008	December 31, 2007
EQUIVALENT SHARES:

Weighted Average Shares Outstanding	2,318,353	2,386,528

Total Diluted Shares	2,332,132	2,402,895

Net Income	$362,690	$832,993
Less:
Preferred Stock Dividend	11,363	-
Accretion of Preferred Stock	1,439	-
Amortization of issuance costs	136	-

Net income available to common stockholders	$349,752	$832,993

Basic Earnings Per Share	$0.15	$0.35

Diluted Earnings Per Share	$0.15	$0.35